First Amendment to
Employment Agreement

THIS AMENDMENT is made by and between REPUBLIC FIRST BANCORP, INC. (referred to herein as the "Company"), REPUBLIC BANK (formerly known as Republic Fist Bank, and referred to herein as the "Bank") and HARRY D. MADONNA (the "Executive").

WHEREAS, the Company, the Bank and Executive are parties to an Employment Agreement dated May 10, 2013 (the "Employment Agreement"); and

WHEREAS, Paragraph 11 of the Employment Agreement provides that the parties may amend the Employment Agreement by agreement in writing; and

WHEREAS, the parties desire to amend the Employment Agreement in order to reduce the amount of regular compensation that is paid to Executive, to provide for an additional grant of stock options, and to modify the amount of severance benefits provided for under the Employment Agreement.

NOW, THEREFORE, in consideration of these premises and intended to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective as of March 12, 2015:

1.	Each reference in the Employment Agreement to Republic First Bank is amended to refer to Republic Bank.

2.	Section 3(a) is hereby amended by restating the first sentence thereof in its entirety, to read:

(a)           Regular Compensation.  For all services rendered by the Executive under this Agreement, the Employers shall pay the Executive in accordance with the normal payment practices of the Employers an annual base salary of Four Hundred Fifteen Thousand Dollars ($415,000) (the “Base Salary”), commencing with the pay period starting March 1, 2015.

3.           Section 3(b) is hereby amended by adding the following new sentence between the current second and third sentences thereof, as follows:

        Notwithstanding the foregoing, effective March 12, 2015, and as of each March 12 thereafter, so long as the Executive remains employed under the terms of this Agreement, the Executive will annually be granted options with respect to no less than 100,000 shares of Company stock, such options to become vested on year after the dates of grant or upon the earlier occurrence of either a Change of Control or a Termination Event (as such terms are defined herein).

4.           Section 5(a) is hereby amended by restating the first sentence thereof in its entirety, to read as follows:

(a)           In the event of the termination of the Executive’s employment for any reason, including a merger or sale of the Company or the Bank or sale or transfer of a majority of the stock of the Bank or the Company (any one of which shall be a “Change of Control”) or failure of the Employers to continue the Executive’s employment at the termination of this Agreement or any subsequent employment agreement, or if the Executive is not elected as a member of the Boards or upon agreement that Executive is to transition from service as Chief Executive Officer to service as a non-employee member of the Boards (individually, a “Termination Event”), but excluding the Executive’s death or resignation by the Executive without Good Cause or termination of the Executive for Good Reason as set forth in Section 4(e), as consideration for the Executive’s services to the Employers prior to the Executive’s termination, the Employers shall pay to the Executive One Million Five Hundred Ninety Thousand Dollars ($1,590,000).

5.           In all other respects, the Employment Agreement remains in full force and effect.

       IN WITNESS WHEREOF, the Company and the Bank have each caused this Amendment to be executed by a duly authorized officer and Executive has executed this Amendment on the date specified below.

REPUBLIC FIRST BANCORP, INC.

By: /s/ Frank A. Cavallaro

Name and Title: Frank A. Cavallaro, CFO

Date: 3/18/15

REPUBLIC BANK

By: /s/ Frank A. Cavallaro

Name and Title: Frank A. Cavallaro, CFO

Date: 3/18/15

HARRY D. MADONNA

/s/ Harry D. Madonna

Date: 3/18/15